EXHIBIT 99.1

NATIONAL HOME HEALTH CARE CORP.
ANNOUNCES SHAREHOLDER APPROVAL OF MERGER AGREEMENT
WITH AFFILIATES OF ANGELO GORDON & CO.

        Scarsdale, New York, June 18, 2007. National Home Health Care Corp. (NASDAQ National Market: NHHC), a provider of home health care and staffing services in the Northeast, today reported that at a special meeting of its shareholders held in New York City on June 15, 2007, the shareholders of NHHC approved and adopted the amended merger agreement, dated as of June 4, 2007, by and among NHHC and affiliates of Angelo Gordon & Co.

        Pursuant to the amended agreement approved by the shareholders, NHHC’s shareholders will be entitled to receive $12.75 per share in cash (other than Frederick H. Fialkow to whom a portion of his merger consideration will be paid by promissory note). Completion of the transaction is currently expected to occur no later than September 10, 2007, subject to, among other things, the satisfaction (or waiver, where applicable) of the closing conditions, including the absence of a material adverse effect and obtaining the approval of the New York State Department of Health. There can be no assurance that these conditions will be satisfied in a timely fashion or at all. With respect to the previously disclosed closing condition regarding the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, NHHC was granted early termination of said waiting period effective June 15, 2007.

        As previously disclosed, Angelo Gordon has consented to a settlement of the class action lawsuit in exchange for the payment of an additional $0.10 per share in cash to all NHHC shareholders other than the directors and officers of NHHC and their families, subject to reaching an agreement on the language of a stipulation of settlement. Counsel for the parties have agreed in principle to settle the action and are currently negotiating the language of a memorandum of understanding.

        Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, certain statements contained in this press release regarding NHHC and/or NHHC management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. These forward-looking statements are not historical facts and are only estimates or predictions. Actual results may differ materially from those projected as a result of risks and uncertainties detailed from time to time in NHHC’s filings with the U.S. Securities and Exchange Commission. NHHC does not intend, or undertake any obligation, to update publicly any forward-looking statements, whether as a result of future events, new information, or otherwise.

CONTACT:   Steven Fialkow, President and Chief Executive Officer or
                        Robert P. Heller, Chief Financial Officer (914) 722-9000